OMMONWEALTH CASH RESERVE FUND, INC.

                 SECOND OPERATING EXPENSES LIMITATION AGREEMENT

AGREEMENT, effective as of January 27, 2004 by and between COMMONWEALTH CASH RESERVE FUND, INC., a corporation organized under the laws of the Commonwealth of Virginia (the "Company"), on behalf of the CCRF Federal Portfolio (the "Federal Portfolio"), a separate series of the Company and PFM Asset Management LLC (the "Adviser").

                                   WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Federal Portfolio pursuant to the terms and provisions of that Advisory Agreement approved by the Company's Board of Directors ("Board") on April 30, 2003 ("Advisory Agreement"); and

WHEREAS,  the  Federal  Portfolio,  is  responsible  for,  and has  assumed  the
obligation  for,  payment  of  certain  expenses   pursuant  to  the  Investment
Management Agreements that have not been assumed by the Adviser; and

WHEREAS, the Adviser has, pursuant to an Operating Expenses Limitation Agreement, which agreement was amended effective August 1, 2003 (collectively, "Prior Limitation Agreement"), agreed to limit the current operating expenses of the then existing series of shares of the Federal Portfolio ("Institutional Shares") to an annual rate, expressed as a percentage of the Federal Portfolio's average annual net assets, to .15% for the period ending July 31, 2004; and

WHEREAS, the Adviser desires to limit the current operating expenses of a subsequently established series of shares of the Federal Portfolio ("Investor Shares"); and

WHEREAS, the Company's Board of Directors and the Adviser have agreed to terminate to the Prior Limitation Agreement and to enter into a Second Operating Expense Limitation Agreement relating to both the Institutional Shares and the Investors Shares;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to limit the current Operating Expenses of the Federal Portfolio's Institutional Shares to an annual rate, expressed as a percentage of average annual net assets, of .15%. The Adviser further agrees to limit the current Operating Expenses of the Federal Portfolio's Investor Shares to an annual rate, expressed as a percentage of average annual net assets, of .25%. In the event that the current Operating Expenses of the Federal Portfolio, as accrued each month, exceed the limits set forth herein, the Adviser will pay to the Federal Portfolio, on a monthly basis, the excess expense within 30 days of being notified that an excess expense payment is due.

2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to the Federal Portfolio is defined to include all expenses necessary or appropriate for the operation of the Federal Portfolio, including the Adviser's fee under the Advisory Agreement and any fee payable under a Rule 12b-1 Plan or related agreement, but does not include any front-end or contingent deferred loads, taxes, leverage interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation.

3. TERM. This Agreement shall become effective as of the date first written above and shall remain in effect for a period of not less than one year, unless sooner terminated as provided in Paragraph 4 of this Agreement. This Agreement shall continue in effect following its first anniversary only if approved by the Adviser and the Board.

4. TERMINATION. This Agreement may not be terminated by the Adviser without the consent of the

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Board but will  automatically  terminate  upon the  termination  of the Advisory
Agreement. This Agreement may be terminated at any time, and without payment of any penalty, by the Board.

5. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.



Commonwealth Cash Reserve Fund, Inc.         PFM Asset Management, LLC
on behalf of the Federal Portfolio

By: ___________________________              By: ________________________
Title: ________________________              Title: _____________________

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